EXHIBIT 10.19

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

THE WILLIAMS COMPANIES, INC.,

and

WPX ENERGY, INC.

Dated as of December 30, 2011

i

ii

Exhibit A	Contributed Entities
Schedule 2.5(b)(v)	Surviving Agreements
Schedule 7.3	Contracts Excluded From Indemnification
Schedule 7.3(d)	California Gas Marketing Proceedings
Schedule 7.3(e)	Gas Price Indices Proceedings

iii

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of December 30, 2011 (this “Agreement”), by and between The Williams Companies, Inc., a Delaware corporation (“WMB”), and WPX Energy, Inc., a Delaware corporation (“WPX”).

RECITALS

A. The WMB Board has determined that it would be appropriate, desirable and in the best interests of WMB and WMB’s stockholders to separate WMB into two publicly traded companies: (i) WMB, which will continue to own and conduct, directly and indirectly, the WMB Business, and (ii) WPX, which will own and conduct, directly and indirectly, the WPX Business.

B. In connection with the separation of the WPX Business from WMB, WMB desires to contribute or otherwise transfer, and to cause certain of its Subsidiaries to contribute or otherwise transfer, certain Assets and Liabilities associated with the WPX Business, including the stock or other equity interests of certain of WMB’s Subsidiaries dedicated to the WPX Business, to WPX and certain of WPX’s Subsidiaries (collectively, the “Contribution”).

C. On the Distribution Date, and subject to the terms and conditions of this Agreement, WMB will distribute to holders of shares of WMB Common Stock, on a pro rata basis, all the outstanding shares of common stock, par value $0.01 per share, of WPX (“WPX Common Stock”) owned by WMB on the Distribution Date (the “Distribution”).

D. WMB and WPX intend that the Contribution and Distribution, taken together, will qualify as a reorganization for U.S. federal income tax purposes pursuant to which no gain or loss will be recognized by WMB or its stockholders under Section 355, 361(b)(3), 368(a)(1)(D) and related provisions of the Code, and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code.

E. The parties intend this Agreement and the Ancillary Agreements to set forth the principal arrangements between them regarding the Contribution and Distribution.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Table of Definitions. The following terms have the meanings set forth on the pages referenced below:

Definition	Page
Action	3
Affiliate	3
Agent	3
Agreement	1
Ancillary Agreements	3
Assets	3
Bad Act	8
Business Day	3
Code	3
Consents	3
Contract	3
Contribution	1
CPR	27
Distribution	1
Distribution Date	3
Distribution Ratio	4
Effective Time	4
Employee Matters Agreement	4
Environmental Laws	28
Environmental Liabilities	28
Exchange Act	4
Form 10	4
GAAP	4
Governmental Approvals	4
Governmental Authority	4
Group	4
Hazardous Substances	28
Indemnifying Party	23
Indemnitee	23
Indemnity Payment	23
Information	4
Information Statement	4
Insurance Proceeds	5
Intended Transferee	9
Intended Transferor	9

Definition	Page
IRS	5
Law	5
Liabilities	5
Next Step Up Representatives	27
Person	5
Proceeding	31
Record Date	5
Record Holders	5
SEC	5
Securities Act	6
Subsidiary	6
Tax or Taxes	6
Tax Sharing Agreement	6
Third-Party Claim	24
Transition Services Agreement	6
WMB	1
WMB Board	6
WMB Business	6
WMB Common Stock	6
WMB Entities	6
WMB Group	6
WMB Indemnitees	21
WMB Liabilities	6
WPX	1
WPX Assets	7
WPX Borrowing	7
WPX Business	7
WPX Common Stock	1
WPX Credit Facility	7
WPX Entities	7
WPX Group	7
WPX Indemnitees	22
WPX Liabilities	7
WPX Notes	8

Section 1.2 Certain Defined Terms. For the purposes of this Agreement:

“Action” means any claim, demand, action, suit, countersuit, audit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any United States or non-United States federal, state, local or international arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person; provided, however, that for purposes of this Agreement and the Ancillary Agreements, none of the WMB Entities shall be deemed to be an Affiliate of any WPX Entity and none of the WPX Entities shall be deemed to be an Affiliate of any WMB Entity. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agent” means the distribution agent to be appointed by the WMB Board to distribute to the Record Holders the shares of WPX Common Stock pursuant to the Distribution.

“Ancillary Agreements” means the Transition Services Agreement, Tax Sharing Agreement, Employee Matters Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Oklahoma are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Distribution Date” means the date on which the Distribution occurs.

“Distribution Ratio” means the number of shares of WPX Common Stock to be distributed in respect of each share of WMB Common Stock in the Distribution, which ratio shall be determined by the WMB Board prior to the Record Date.

“Effective Time” means 11:59 p.m., Eastern time, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between WMB and WPX, as may be amended or modified from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Form 10” means the registration statement on Form 10 filed by WPX with the SEC to effect the registration of WPX Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, state, local, territorial, tribal or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means the WMB Group or the WPX Group, as the context requires.

“Information” means information, including books and records, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” means the Information Statement, attached as an exhibit to Form 10, to be sent to each holder of WMB Common Stock in connection with the Distribution, as such Information Statement may be amended or supplemented from time to time.

“Insurance Proceeds” means, with respect to any Liability to be reimbursed by an Indemnifying Party that may be covered, in whole or in part, by insurance policies written by third-party providers, the amount of insurance proceeds actually received in cash under such insurance policy with respect to such Liability, net of any costs in seeking such collection.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, penalties, covenants, Contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement or incurred by a party hereto or thereto in connection with enforcing its rights to indemnification hereunder or thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Record Date” means the close of business on the date to be determined by WMB’s Board of Directors as the record date for determining the stockholders of WMB entitled to receive shares of WPX Common Stock pursuant to the Distribution.

“Record Holders” means the holders of WMB Common Stock on the Record Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Tax” or “Taxes” shall have the same meaning as ascribed to such term in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, between WMB and WPX, as may be amended or modified from time to time.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between WMB and WPX, as may be amended or modified from time to time, which provides for WMB’s provision of certain services to WPX on and after the Distribution Date.

“WMB Board” means the Board of Directors of WMB or an authorized committee thereof.

“WMB Business” means the business and operations other than the WPX Business conducted by WMB and the WMB Entities (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) at any time prior to, on or after the Effective Time.

“WMB Common Stock” means the common stock, par value $1.00 per share, of WMB.

“WMB Entities” means the members of the WMB Group.

“WMB Group” means WMB and each direct or indirect Subsidiary of WMB, other than Persons in the WPX Group.

“WMB Liabilities” means (without duplication): (a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement to be retained or assumed by WMB or any WMB Entity, and all agreements, obligations and Liabilities of any WMB Entity under this Agreement or any of the Ancillary Agreements; (b) all Liabilities to the extent relating to, arising out of or resulting from the operation of the WMB Business, as conducted at any time prior to, on or after the Effective Time; and (c) all other Liabilities of any member of the WMB Group that are not WPX Liabilities.

“WPX Assets” means all of WMB’s and its Subsidiaries’ right, title and interest in and to:

(a) any and all Assets of WMB and its Subsidiaries that are used exclusively or held for use exclusively in the WPX Business (other than WMB’s direct or indirect equity interests in Williams Production Services, LLC and Williams Gas Marketing Services, LLC), including without limitation (i) all of WMB’s direct or indirect stock or other equity interests in the entities set forth on Exhibit A which have been or are hereby contributed as part of the Contribution, and (ii) certain Assets of WMB that may have been previously contributed to WPX; and

(b) any and all Assets that are expressly listed, scheduled or otherwise clearly described in any Ancillary Agreement as Assets to be transferred to any WPX Entity.

“WPX Borrowing” means the indebtedness of WPX incurred pursuant to the issuance of the WPX Notes and the WPX Credit Facility.

“WPX Business” means the exploration and production business and any other business and operations conducted by WPX and the WPX Entities (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) at any time prior to, on or after the Effective Time.

“WPX Credit Facility” means Credit Agreement, dated as of June 3, 2011, by and among WPX, the lenders named therein, and Citibank, N.A., as administrative agent and swingline lender.

“WPX Entities” means the members of the WPX Group.

“WPX Group” means WPX and each direct or indirect Subsidiary of WPX.

“WPX Liabilities” means (without duplication):

(a) any and all Liabilities to the extent arising out of or relating to the WPX Business or the WPX Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Effective Time (other than Tax-related Liabilities, which are exclusively governed by the Tax Sharing Agreement);

(b) any and all Liabilities to the extent arising out of or relating to the operation of any business conducted by any WPX Entity at any time after the Effective Time;

(c) any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in any Ancillary Agreement as Liabilities to be assumed by WPX or any WPX Entity; and

(d) all obligations of the WPX Group under or pursuant to this Agreement, any Ancillary Agreement or any other instrument entered into in connection herewith or therewith.

“WPX Notes” means up to $1.5 billion aggregate principal amount of senior unsecured notes issued by WPX prior to the Distribution on such terms and conditions as agreed to by WMB, WPX and the underwriters for the WPX Notes.

ARTICLE II

THE CONTRIBUTION

Section 2.1 Contribution of WPX Assets. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on or before the Effective Time, WMB will (and WMB will cause its applicable Subsidiaries to) assign, transfer and convey to WPX and its applicable Subsidiaries, and WPX will receive and accept from WMB and its applicable Subsidiaries, all of WMB’s and its applicable Subsidiaries’ right, title and interest in and to the WPX Assets. Such assignments, transfers and conveyances will be effective at such times as provided in each respective Ancillary Agreement and will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement.

Section 2.2 Assumption of Liabilities. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on or before the Effective Time, WPX will (and WPX will cause its applicable Subsidiaries to) assume, and on a timely basis pay, perform, satisfy and discharge the WPX Liabilities in accordance with their respective terms. WPX and its applicable Subsidiaries will be responsible for all WPX Liabilities, regardless of (a) when or where such Liabilities arose or arise, (b) whether the facts on which they are based occurred on, prior to or subsequent to the Effective Time, (c) where or against whom such Liabilities are asserted or determined, (d) whether asserted or determined on, prior to or subsequent to the Effective Time, or (e) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (each, a “Bad Act”) by any member of the WMB Group, the WPX Group or any of their respective past or present representatives; provided, however, that this Section 2.2 will not limit WPX’s right to make a claim against a WMB Group member for Losses suffered by it to the extent that such Losses are a direct result of a Bad Act committed by a WMB Group member subsequent to the Effective Time. Such assumptions of WPX Liabilities will be effective at such times as provided in each respective Ancillary Agreement and will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement.

Section 2.3 Effective Time; Deliveries. In furtherance of the assignment, transfer and conveyance of the WPX Assets and the assumption of the WPX Liabilities as set forth in this Agreement and the Ancillary Agreements, unless otherwise provided in this Agreement or in any Ancillary Agreement, on or before the Effective Time, the parties will execute and deliver, and they will cause their respective Subsidiaries and representatives, as applicable, to execute and deliver: (a) each of the Ancillary Agreements; (b) such bills of sale, stock powers, certificates of title, assignments of

Contracts, subleases and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the transfer, conveyance and assignment to WPX (or, as applicable, its Subsidiaries) of all of WMB’s (or, as applicable, its Subsidiaries’) right, title and interest in and to the WPX Assets; and (c) such assumptions of Contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of the WPX Liabilities by WPX (or, as applicable, its Subsidiaries).

Section 2.4 Transfers Not Effected on or before the Effective Time.

(a) The parties acknowledge and agree that some of the transfers contemplated by this Article II may not be effected on or before the Effective Time due to the inability of the parties to obtain necessary Consents or approvals or the inability of the parties to take certain other actions necessary to effect such transfers on or before the Effective Time. To the extent any transfers contemplated by this Article II have not been fully effected on or before the Effective Time, WMB and WPX will cooperate and use commercially reasonable efforts (and will cause the applicable members of its respective Group to use such efforts) to obtain any necessary Consents or approvals or take any other actions necessary to effect such transfers as promptly as practicable following the Effective Time.

(b) Nothing in this Agreement will be deemed to require the transfer or assignment of any Contract or other Asset by any WMB Entity (an “Intended Transferor”) to any WPX Entity (an “Intended Transferee”) to the extent that such transfer or assignment would constitute a material breach of such Contract or cause forfeiture or loss of such Asset; provided, however, that even if such Contract or other Asset cannot be so transferred or assigned, such Contract or other Asset will be deemed a WPX Asset solely for purposes of determining whether any Liability is a WPX Liability.

(c) If an attempted assignment would be ineffective or would impair an Intended Transferee’s rights under any such WPX Asset so that the Intended Transferee would not receive all such rights, then the parties will use commercially reasonable efforts to provide to, or cause to be provided to, the Intended Transferee, to the extent permitted by law, the rights of any such WPX Asset and take such other actions as may reasonably be requested by the other party in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such WPX Asset had been transferred as contemplated hereby. In connection therewith, (i) the Intended Transferor will promptly pass along to the Intended Transferee when received all benefits derived by the Intended Transferor with respect to any such WPX Asset, and (ii) the Intended Transferee will pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s obligations with respect to any such WPX Asset in a timely manner and in accordance with the terms thereof which it may do without breach. If and when such Consents or approvals are obtained or such other required actions have been taken, the transfer of the applicable WPX Asset will be effected in accordance with the terms of this Agreement and any applicable Ancillary Agreement.

Section 2.5 Termination of Agreements.

(a) Except as set forth in Section 2.5(b), the WMB Entities, on the one hand, and the WPX Entities, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings (including intercompany work orders), whether or not in writing, between or among any WMB Entity, on the one hand, and any WPX Entity, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect from and after the Effective Time. Each party shall, at the reasonable request of the other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.5(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any WMB Entity or WPX Entity);

(ii) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary or non-wholly owned Affiliate of WMB or WPX, as the case may be, is a party;

(iii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Effective Time;

(iv) any confidentiality or non-disclosure agreements among any members of either Group or employees of any member of either Group, including any obligation not to disclose proprietary or privileged information; and

(v) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.5(b)(v).

(c) Except as otherwise expressly and specifically provided in this Agreement or any Ancillary Agreement, all intercompany receivables, payables, loans and other accounts between any WMB Entity, on the one hand, and any WPX Entity, on the other hand, in existence as of immediately prior to the Effective Time shall be satisfied and/or settled by the relevant members of the WMB Group and the WPX Group no later than the Effective Time by (i) forgiveness by the relevant obligor or (ii) one or a related series of repayments, distributions of and/or contributions to capital, in each case as determined by WMB.

Section 2.6 Governmental Approvals and Consents. To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement requires any Governmental Approval or Consent, the parties will use their reasonable best efforts to obtain such Governmental Approval or Consent.

Section 2.7 Disclaimer of Representations and Warranties. Each of WMB (on behalf of itself and each other WMB Entity) and WPX (on behalf of itself and each other WPX Entity) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party (including its Affiliates) to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is making any representations or warranties relating in any way to the Contribution, Distribution or WPX Assets.

ARTICLE III

ACTIONS PENDING THE DISTRIBUTION

Section 3.1 Actions Prior to the Distribution.

(a) Subject to the conditions specified in Section 3.2 and subject to Section 4.3, each of the parties shall use its reasonable best efforts to consummate the Distribution. Such actions shall include those specified in this Section 3.1.

(b) Prior to the Distribution, each of the parties will execute and deliver all Ancillary Agreements to which it is a party, and will cause the other WMB Entities and WPX Entities, as applicable, to execute and deliver any Ancillary Agreements to which such Persons are parties.

(c) Prior to the Distribution, WPX shall mail the Information Statement to the Record Holders.

(d) WPX shall prepare, file with the SEC and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(e) Each of the parties shall take all such actions as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(f) WPX shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing on the NYSE or another national securities exchange of the WPX Common Stock to be distributed in the Distribution, subject to official notice of listing.

(g) Prior to the Distribution, the existing directors of WPX shall duly elect the individuals listed as members of the WPX board of directors in the Information Statement, and such individuals shall become the members of the WPX board of directors effective as of no later than immediately prior to the Distribution.

(h) Prior to the Distribution, WMB shall deliver or cause to be delivered to WPX the resignation from each applicable WPX Entity, effective as of no later than immediately prior to the Distribution, of each individual who will be an employee of any WMB Entity after the Distribution and who is an officer or director of any WPX Entity immediately prior to the Distribution.

(i) Immediately prior to the Distribution, the Restated Certificate of Incorporation and Restated Bylaws of WPX, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(j) The parties shall, subject to Section 4.3, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.2 to be satisfied and to effect the Distribution on the Distribution Date.

Section 3.2 Conditions to the Distribution. The obligations of the parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by the WMB Board, in its sole and absolute discretion, of the following conditions:

(a) The WMB Board shall, in its sole and absolute discretion, have authorized and approved the Contribution and Distribution and not withdrawn such authorization and approval.

(b) The WMB Board shall have declared the dividend of WPX Common Stock to the Record Holders.

(c) Each Ancillary Agreement shall have been executed by each party thereto.

(d) The SEC shall have declared the Form 10 effective, no stop order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

(e) The WPX Common Stock shall have been accepted for listing on the NYSE or another national securities exchange approved by the WMB Board, subject to official notice of issuance.

(f) WMB shall have received an opinion from WMB’s legal advisors regarding the tax consequences of the Contribution and Distribution and such other matters, as it will determine to be necessary or advisable in its sole and absolute discretion, each of which shall remain in full force and effect, that the Contribution and Distribution will not result in recognition for U.S. Federal income tax purposes, of income, gain or loss to WMB, or of income, gain or loss to its stockholders, except to the extent of cash received in lieu of fractional shares of WPX Common Stock.

(g) WPX shall have received the net proceeds from the Notes and shall have made a cash distribution of approximately $979 million to Williams;

(h) An independent firm acceptable to WMB, in its sole and absolute discretion, shall have delivered one or more opinions to the WMB Board confirming the solvency and financial viability of WMB and WPX, which opinions shall be in form and substance satisfactory to WMB, in its sole and absolute discretion, and shall not have been withdrawn or rescinded.

(i) No order, injunction or decree that would prevent the consummation of the Distribution shall be threatened, pending or issued (and still in effect) by any Governmental Authority of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of WMB shall have occurred or failed to occur that prevents the consummation of the Distribution.

(j) No other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the WMB Board, would result in the Distribution having a significant adverse effect on WMB or its stockholders.

(k) The actions set forth in Sections 3.1(c), (g), (h) and (i) shall have been completed.

The foregoing conditions may only be waived by the WMB Board, in its sole and absolute discretion, are for the sole benefit of WMB and shall not give rise to or create any duty on the part of the WMB Board to waive or not waive such conditions or in any way limit the right of termination of this Agreement set forth in Article VIII or alter the consequences of any such termination from those specified in Article VIII. Any determination made by the WMB Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 The Distribution.

(a) WPX shall cooperate with WMB to accomplish the Distribution and shall, at the direction of WMB, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Each of the parties will provide, or cause the applicable member of its Group to provide, to the Agent all documents and information required to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the Record Holders, WMB will deliver to the Agent all of the issued and outstanding shares of WPX Common Stock then owned by WMB or any other WMB Entity and book-entry authorizations for such shares and (ii) on the Distribution Date, WMB shall instruct the Agent to distribute, by means of a pro rata dividend, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of whole shares of WPX Common Stock to which such Record Holder is entitled based on the Distribution Ratio. The Distribution shall be effective at the Effective Time. On or as soon as practicable after the Distribution Date, the Agent will mail an account statement indicating the number of shares of WPX Common Stock that have been registered in book-entry form in the name of each Record Holder.

(c) With respect to the shares of WPX Common Stock remaining with the Agent 180 days after the Distribution Date, the Agent shall deliver any such shares as directed by WPX, with the consent of WMB (which consent shall not be unreasonably withheld or delayed).

Section 4.2 Fractional Shares. The Agent and WMB shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of WPX Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of Record Holders that would otherwise be entitled to fractional share interests and (c) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of WPX Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any transfer Taxes. WPX will be responsible for payment of any brokerage fees associated with such sales. The Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer to which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of WMB or WPX. Neither WMB nor WPX will pay any interest on the proceeds from the sale of such shares.

Section 4.3 Sole Discretion of the WMB Board. The WMB Board shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything to the contrary set forth below, the WMB Board, in its sole and absolute discretion, may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE V

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 5.1 Agreement for Exchange of Information.

(a) Except in the case of an adversarial Action or threatened adversarial Action related to a request hereunder by any member of either the WMB Group or the WPX Group against any member of the other Group (which shall be governed by such discovery rules as may be applicable thereto), and subject to

Section 5.1(b), each of WMB and WPX, on behalf of the members of its respective Group, shall use reasonable best efforts to provide (except as otherwise provided in this Agreement or any Ancillary Agreement, at the sole cost and expense of the requesting party), or cause to be provided, to the other Group, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of the members of such respective Group that the requesting party reasonably requests (i) in connection with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities, defense contracting or Tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax, insurance or other proceeding or in order to satisfy audit, accounting, claims, regulatory, investigation, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement, any Ancillary Agreement or the WPX Borrowing. The receiving party shall use any Information received pursuant to this Section 5.1(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in the immediately preceding sentence and shall otherwise take reasonable steps to protect such Information. Nothing in this Section 5.1 shall be construed as obligating a party to create Information not already in its possession or control.

(b) In the event that any party determines that the exchange of any Information pursuant to Section 5.1(a) is reasonably likely to violate any Law or binding agreement, or waive or jeopardize any attorney-client privilege, or attorney work product protection, such party shall not be required to provide access to or furnish such Information to the other party; provided, however, that the parties shall take all reasonable measures to permit compliance with Section 5.1(a) in a manner that avoids any such harm or consequence. WMB and WPX intend that any provision of access to or the furnishing of Information that would otherwise be within the ambit of any legal privilege shall not operate as a waiver of such privilege.

(c) After the Effective Time, each of WMB and WPX shall maintain in effect systems and controls reasonably intended to enable the members of the other Group to satisfy their respective known reporting, accounting, disclosure, audit and other obligations.

Section 5.2 Ownership of Information. Any Information owned by a member of one Group that is provided to a requesting party pursuant to Section 5.1 shall be deemed to remain the property of the providing party. Except as specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 5.3 Compensation for Providing Information. The party requesting Information pursuant to Section 5.1 agrees to reimburse the party providing such Information for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

Section 5.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement from and after the Effective Time, each of the parties agrees to use reasonable best efforts to retain all Information in accordance with its record and retention policy as in effect immediately prior to the Effective Time or as modified in good faith thereafter.

Section 5.5 Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement that is an opinion, estimate or forecast, or that is based on an opinion, estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 5.4.

Section 5.6 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article V shall be subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

Section 5.7 Cooperation.

(a) From and after the Effective Time, except in the case of an adversarial Action or threatened adversarial Action by any member of either the WMB Group or the WPX Group against any member of the other Group (which shall be governed by such discovery rules as may be applicable thereto), each party, upon reasonable written request of the other party, shall use reasonable efforts to cooperate and consult in good faith with the other party to the extent such cooperation and consultation is reasonably necessary with respect to (i) any Action, (ii) this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby or (iii) any audit, investigation or any other legal requirement, and, upon reasonable written request of the other party, shall use reasonable efforts to make available to such other party the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group (whether as witnesses or otherwise). The requesting party shall bear all costs and expenses in connection therewith.

(b) Notwithstanding the foregoing, Section 5.7(a) shall not require a party to take any step that would significantly interfere, or that such party reasonably determines could significantly interfere, with its business.

Section 5.8 Confidentiality.

(a) Subject to Section 5.9, each of WMB and WPX, on behalf of itself and each member of its Group, shall hold, and shall cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own business sensitive and proprietary information, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by any member of such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party’s Group), which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the disclosing party or its Group.

(b) No receiving party shall release or disclose, or permit to be released or disclosed, any such Information concerning the other Group to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 5.9. Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each disclosing party will, promptly after the request of the receiving party, either return to the disclosing party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

Section 5.9 Protective Arrangements. In the event that any party or any member of its Group either determines on the advice of its counsel that it should disclose any Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority or properly constituted arbitral authority to disclose or provide Information of any other party (or any member of any other party’s Group) that is subject to the confidentiality provisions hereof, the Person required to disclose the Information shall give the applicable Person prompt, and to the extent reasonably practicable, prior written notice of such disclosure and an opportunity to contest such disclosure, and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective arrangement or order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. This Section 5.9 shall not apply to the disclosure of any Information to any Governmental Authority that is reasonably necessary to respond to any inquiry by any Governmental Authority.

ARTICLE VI

ADDITIONAL COVENANTS AND OTHER MATTERS

Section 6.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Law, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) On or prior to the Effective Time, WMB and WPX in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by WMB and WPX or any other Subsidiary of WMB or WPX, as the case may be, to effectuate the transactions contemplated by this Agreement.

Section 6.2 Use of Names, Logos and Information.

(a) No later than the Distribution Date, WPX shall cause to be filed with the Secretary of State (or other appropriate Governmental Authority) of the states in which its Subsidiaries are located or are doing business, an amendment to their certificates of incorporation or similar governing documents or qualification to do business to change the name of any Subsidiary with “Williams” in its name to a new name not confusingly similar to WMB’s name.

(b) No later than the Distribution Date (or, with respect to any WPX Entity’s wells, tanks, pipelines, and other field facilities, no later than the date that is six months after the Distribution Date), WPX shall use reasonable best efforts to remove, and WPX shall cause each member of the WPX Group to remove, from their websites, and any other publicly distributed material (other than material required to be submitted for the purpose of regulatory filings and other similar documentation), any reference to WMB, and its business lines and plans and any names, logos, or trademarks associated therewith. WPX and each other member of the WPX Group shall cease all use of the WMB name (and any name confusingly similar thereto) and all trademarks and service marks associated therewith no later than the Distribution Date (or, with respect to any WPX Entity’s wells, tanks, pipelines, and other field facilities, no later than the date that is six months after the Distribution Date); provided that, if any member of the WPX Group is unable to comply with the foregoing requirements of this Section 6.2(b) for reasons outside of its reasonable control, WPX may request WMB to grant an extension of time beyond the Distribution Date, and WMB agrees not to unreasonably withhold or delay the granting of any such requested extension. Nothing in this Section 6.2(b) shall preclude WPX or its Subsidiaries from using the WMB name to indicate that WPX and members of the WPX Group were formerly associated with WMB, or from referring to WMB by its name for non-trademark and non-branding purposes as is permitted by applicable Law.

(c) WPX shall not, and shall cause each member of the WPX Group not to, take any action, purport to take any action or otherwise hold itself out as having any authority to act on behalf of or represent in any way any member of the WMB Group. WPX shall indemnify, defend and hold harmless each of the WMB Indemnitees from and against any and all Liabilities of the WMB Indemnitees relating to, arising out of or resulting from a breach of this Section 6.2(c).

Section 6.3 Non-Solicitation.

(a) Without the prior consent of WMB, during the term of the Transition Services Agreement and for a period of one year thereafter, WPX will not (and will cause each other WPX Entity not to) solicit for employment, directly or indirectly, any employee or contractor (including any contractor employed by a third party) of the WMB Entities that (i) is providing services to any WMB Entity or WPX Entity in connection with this Agreement or any Ancillary Agreement, or (ii) with whom any WPX Entity has, or will have, more than incidental contact pursuant to this Agreement or any Ancillary Agreement.

(b) Without the prior consent of WPX, during the term of the Transition Services Agreement and for a period of one year thereafter, WMB will not (and will cause each other WMB Entity not to) solicit for employment, directly or indirectly, any employee of WPX involved in the performance of WPX obligations under this Agreement or any Ancillary Agreement.

(c) With respect to each of Sections 6.3(a) and 6.3(b) above, the prohibition on solicitation shall extend 90 days after the termination of any employee’s employment or, in the case of WMB employees, 90 days after the cessation of such employee’s involvement in the performance of all “Services” (as defined under the Transition Services Agreement). This provision shall not operate or be construed to prevent or limit any employee’s right to practice his or her profession or to utilize his or her skills for another employer or to restrict any employee’s freedom of movement or association.

(d) Neither the publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation, nor the consideration and hiring of persons responding to such advertisements, shall be deemed a breach of this Section 6.3, unless the advertisement and solicitation is undertaken as a means to circumvent or conceal a violation of this provision and/or the hiring party acts with knowledge of this hiring prohibition.

(e) Each of the parties (i) acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Section 6.3 by such party (or any other member of such party’s Group), (ii) consents to a court of competent jurisdiction entering an order finding that the non-breaching party has been irreparably harmed as a result of any such breach and (iii) consents to the granting of injunctive relief without proof of actual damages as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 6.3 but shall be in addition to all other remedies available at law or equity to the non-breaching party.

Section 6.4 Information Technology Transition Costs. Notwithstanding anything to the contrary in this Agreement, upon the completion of the Distribution WMB shall promptly contribute to WPX $20.1 million for certain information technology transition costs expected to be incurred by the WPX Entities in connection with the Distribution, less any amounts funded by WMB for such costs prior to the completion of the Distribution.

ARTICLE VII

MUTUAL RELEASES; INDEMNIFICATION

Section 7.1 Mutual Releases.

(a) Except (i) as provided in Section 7.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any WPX Indemnitee is entitled to indemnification pursuant to this Article VIII, effective as of the Effective Time, WPX does hereby, for itself and each other WPX Entity and their respective Affiliates, predecessors, successors and assigns, and, to the extent WPX legally may, all Persons that at any time prior or subsequent to the Effective Time have been stockholders, directors, officers, members, agents or employees of WPX or any other WPX Entity (in each case, in their respective capacities as such), remise, release and forever discharge each WMB Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of WMB or any other WMB Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, whether or not known as of the Effective Time.

(b) Except (i) as provided in Section 7.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any WMB Indemnitee is entitled to indemnification pursuant to this Article VIII, WMB does hereby, for itself and each other WMB Entity and their respective Affiliates, successors and assigns, and, to the extent WMB legally may, all

Persons that at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of WMB or any other WMB Entity (in each case, in their respective capacities as such), remise, release and forever discharge each WPX Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of WPX or any other WPX Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, whether or not known as of the Effective Time.

(c) Nothing contained in Section 7.1(a) or 7.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, including the applicable Schedules hereto and thereto, or any arrangement that is not to terminate as of the Effective Time, as specified in Section 2.5(b). Nothing contained in Section 7.1(a) or 7.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any WMB Entities and any WPX Entities that is not to terminate as of the Effective Time, as specified in Section 2.5(b), or any other Liability that is not to terminate as of the Effective Time, as specified in Section 2.5(b);

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement; or

(iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 7.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 7.1 but for the provisions of this clause (iii).

(d) WPX shall not make, and shall not permit any other WPX Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any WMB Entity, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a). WMB shall not, and shall not permit any other WMB Entity, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any WPX Entity, or any other Person released pursuant to Section 7.1(b), with respect to any Liabilities released pursuant to Section 7.1(b).

(e) At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other party reflecting the provisions of this Section 7.1.

Section 7.2 Indemnification by WPX. Subject to Section 7.4, WPX shall, and shall cause each of its Subsidiaries that is in the WPX Group as of the Effective Time to, jointly and severally indemnify, defend and hold harmless WMB, each WMB Entity and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “WMB Indemnitees”), from and against any and all Liabilities of the WMB Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) any WPX Liability, including the failure of WPX or any other member of the WPX Group or any other Person to pay, perform or otherwise promptly discharge any WPX Liabilities in accordance with their respective terms, whether prior to, on or after the Effective Time;

(b) the WPX Business;

(c) any breach by any WPX Entity of this Agreement or any of the Ancillary Agreements; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10 or the Information Statement; provided, however, that the indemnity provided in this Section 7.2(d) shall not apply to any WMB Indemnitee with respect to any Liability to the extent arising out of any untrue statement or omission or alleged untrue statement or omission contained in any information furnished in writing to WPX by WMB expressly for use in such filing.

Notwithstanding the foregoing, no WMB Indemnitee shall be entitled to indemnification under this Section 7.2 for any Liability for which any WPX Indemnitee is entitled to be indemnified pursuant to Sections 7.3(d) and 7.3(e) below.

Section 7.3 Indemnification by WMB. Subject to Section 7.4, WMB shall, and shall cause each of its Subsidiaries that is in the WMB Group as of the Effective Time to, jointly and severally indemnify, defend and hold harmless WPX, each WPX Entity and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “WPX Indemnitees”), from and against any and all Liabilities of the WPX Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) any WMB Liability, including the failure of WMB or any other member of the WMB Group or any other Person to pay, perform or otherwise promptly discharge any WMB Liabilities in accordance with their respective terms, whether prior to, on or after the Effective Time;

(b) the WMB Business;

(c) any breach by any WMB Entity of this Agreement or any of the Ancillary Agreements; and

(d) any cash payment determined to be owed by any WPX Entity in any of the pending proceedings set forth on Schedule 7.3(d) related to power marketing in California; provided, that WPX shall pay, or cause to be paid, to WMB any cash that a WPX Entity receives, or is entitled to receive, in connection with such proceedings, regardless of whether such amount exceeds any amount due from WMB to WPX pursuant to this clause; and

(e) the pending proceedings set forth on Schedule 7.3(e) related to published gas price indices, including, solely for purposes of this Section 7.3(e), any Liability for indirect, punitive or consequential damages relating to such proceeding; provided, that if all or any portion of the indemnification obligation set forth in this Section 7.3(e) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, then the parties will, to the extent permitted by law, take such actions as may reasonably be necessary in order to place the WPX Entities in the same position as if such obligation were fully valid, legal and enforceable.

Notwithstanding the foregoing, no WPX Indemnitee shall be entitled to indemnification under this Section 7.3 for any Liability to the extent arising out of any of the Contracts set forth on Schedule 7.3.

Section 7.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of Insurance Proceeds and other amounts received that actually reduce the amount of the Liability for which indemnification is sought. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement under this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds and other amounts theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or other amounts therefor, then the Indemnitee will promptly pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or other amounts had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions of this Agreement) by virtue of the indemnification provisions hereof. For the avoidance of doubt, in no event shall any party be obligated to seek recovery from any insurer as a condition to obtaining the benefit of the indemnification provisions of this Agreement or any Ancillary Agreement.

(c) If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

(d) Payments and reimbursements with respect to Tax-related Liabilities and Tax-related indemnities are governed exclusively by the Tax Sharing Agreement. To the extent of any inconsistency or conflict between this Agreement and the Tax Sharing Agreement with respect to any matter relating to WMB’s and WPX’s respective rights, responsibilities and obligations after the Distribution with respect to Taxes, the provisions of the Tax Sharing Agreement shall apply.

Section 7.5 Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) that is not a WMB Entity or a WPX Entity of any claim (including environmental claims and demands or requests for investigation or remediation of contamination) or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as soon as promptly practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and contain written correspondence received from the third party that relates to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee to give notice as provided in this Section 7.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice.

(b) With respect to any Third-Party Claim:

(i) Unless the parties otherwise agree, within 30 days after the receipt of notice from an Indemnitee in accordance with Section 7.5(a), an Indemnifying Party shall defend (and, unless the Indemnifying Party has specified any reservations or exceptions, seek to settle or compromise), at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. The applicable Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee. Notwithstanding the foregoing, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (A) for any period during which the Indemnifying Party has not assumed the defense of such Third-Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third-Party Claim in accordance with Section 7.5(a)) or (B) to the extent that such engagement of counsel is as a result of a conflict of interest, as reasonably determined by the Indemnitee acting in good faith.

(ii) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee; provided, however, that such Indemnitee shall be required to consent to such entry of judgment or to such settlement that the Indemnifying Party may recommend if the judgment or settlement (A) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (B) involves only monetary relief which the Indemnifying Party has agreed to pay and could not reasonably be expected to have a significant adverse impact (financial or non-financial) on the Indemnitee, including a significant adverse impact on the rights, obligations, operations, standing or reputation of the Indemnitee (or any of its Subsidiaries or Affiliates), and (C) includes a full and unconditional release of the Indemnitee. Notwithstanding the foregoing, in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(c) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 7.6 Additional Matters.

(a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be timely asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue remedies as specified by this Agreement and the Ancillary Agreements.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if reasonably practicable. If such substitution or addition cannot be achieved or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Agreement and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

Section 7.7 Remedies Cumulative. The remedies provided in this Article VII shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 7.8 Survival of Indemnities. The rights and obligations of each of WMB and WPX and their respective Indemnitees under this Article VII shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities.

Section 7.9 Limitation on Liability. Except as may expressly be set forth in this Agreement, none of WMB, WPX, or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other WMB Indemnitee or WPX Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or fraud by the party seeking indemnification or (b) subject to Section 7.3(e), for any indirect, punitive or consequential damages. Notwithstanding the foregoing, the provisions of this Section 7.9 shall not limit an Indemnifying Party’s indemnification obligations with respect to any Liability that any Indemnitee may have to any third party not affiliated with any member of the WMB Group or the WPX Group.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement and any Ancillary Agreement may be terminated at any time prior to the Distribution in the sole discretion of WMB without the approval of WPX. The obligations of the parties under Article III (including the obligation to pursue or effect the Distribution) may be terminated by WMB if any time after the Distribution it determines, in its sole and absolute discretion, that the Distribution would not be in the best interests of WMB or its stockholders.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, no party (or any of its directors or officers) shall have any Liability or further obligation to any other party with respect to this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1 Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article IX shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Time), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any Person in the WMB Group and the WPX Group.

Section 9.2 Escalation; Mediation.

(a) It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, upon the written notice of either party, each party shall appoint a representative at an authority level above the level of the individuals who have been unable to resolve the dispute (the “Next Step Up Representatives”). The Next Step Up Representatives shall be appointed as determined in the discretion of each party considering the importance of the relationship, the complexity of the issues, and the size of the amounts in dispute. The parties shall allow for a period of 15 Business Days after the last representative is appointed and contact information provided to the other party for the Next Step Up Representatives to negotiate a resolution of the dispute before the parties are required to move to the mediation stage. This 15 Business Day period may be waived jointly in writing.

(b) If the parties are not able to resolve the dispute, controversy or claim (except those relating to Environmental Liabilities, which are addressed in Section 9.2(c) below) through the escalation process referred to above, then either party may submit the dispute to mediation by written notice to the other party. The parties shall jointly retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. The mediator shall be selected by the parties. If the parties cannot agree on a mediator within 30 days after the notice to mediate, the International Institute for Conflict Prevention and

Resolution (“CPR”) shall designate a mediator at the request of either party. Any mediator proposed by CPR must be reasonably acceptable to both parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Proceeding (except those relating to Environmental Liabilities, which are addressed in Section 9.2(c) below) by either party.

(c) If the parties are not able to resolve any technical or factual dispute, controversy or claim relating to Environmental Liabilities through the escalation process referred to above, then either party may submit the dispute to mediation by written notice to the other party. The parties shall jointly retain a technical mediator, such as a third-party environmental consultant or other person with specific technical expertise in the matter involved in the dispute, controversy or claim to aid the parties in their discussions and negotiations. The technical mediator shall be selected by the parties. If the parties cannot agree on a technical mediator within 30 days after the notice to mediate, CPR shall designate a technical mediator at the request of either party. Any technical mediator proposed by CPR must be reasonably acceptable to both parties. The technical mediator shall provide informal advice to the parties and, if requested by both parties, shall also provide a written opinion letter or report summarizing the matter in dispute, identifying any significant assumptions or informational gaps underlying that summary, and setting forth the conclusions and recommendations of the technical mediator. Unless mutually agreed by the parties in writing, any opinion expressed by the technical mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed or delivered by the technical mediator be admissible in any other proceeding. Costs related to the technical mediator’s work, including any investigation, data-gathering or sampling recommended by the technical mediator, shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Technical mediation shall be a prerequisite to the commencement of any Proceeding relating to Environmental Liabilities by either party.

(d) For purposes of this Section 9.2:

(i) “Environmental Laws” means all federal, state, local and foreign Laws, including all judicial and administrative orders, determinations, and consent agreements or decrees, that relate, in whole or in part, to Hazardous Substances, pollution, contaminants, harmful substances, protection of the environment or human health, including those that regulate the use, manufacture, generation, handling, labeling, testing, transport, treatment, storage, processing, discharge, disposal, release, threatened release, control, or cleanup of harmful substances, pollutants, contaminants, Hazardous Substances or materials containing such substances, regardless of when enacted or effective;

(ii) “Environmental Liabilities” means any Liabilities arising out of or relating to the environment, human health, any Environmental Law, Hazardous Substances or exposure to Hazardous Substances, pollutants, contaminants or other harmful substances, including (A) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements, (B) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability), (C) responsibility for any investigation, remediation, monitoring or cleanup costs, injunctive relief, tort claims, natural resource damages, and any other environmental compliance or remedial measures, in each case known or unknown, foreseen or unforeseen, and (D) any claims, suits or actions (whether third-party or otherwise) for any Liability, including personal injury or property damage; and

(iii) “Hazardous Substances” means all materials, wastes or substances defined by, or regulated under, any Environmental Laws now or in the future and any substance that can give rise to any claim, suit or action (whether third-party or otherwise) for any Liabilities, including personal injury or property damage.

Section 9.3 Court Actions.

(a) In the event that any party, after complying with the provisions set forth in Section 9.2 above, desires to commence an Action, such party, subject to Section 10.11, may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

(b) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and the Ancillary Agreements during the course of dispute resolution pursuant to the provisions of this Article IX, except to the extent such commitments are the subject of such dispute, controversy or claim.

ARTICLE X

MISCELLANEOUS

Section 10.1 Corporate Power. WMB represents on behalf of itself and each other WMB Entity, and WPX represents on behalf of itself and each other WPX Entity, that:

(a) each such Person is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the Laws of the state or other jurisdiction of its incorporation or formation, and has all material corporate or other similar powers required to carry on its business as currently conducted;

(b) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(c) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of such Person enforceable in accordance with the terms hereof and thereof.

Section 10.2 Coordination with Certain Ancillary Agreements; Conflicts. In the event of any conflict or inconsistency between any provision of any of the Ancillary Agreements and any provision of this Agreement, the applicable Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to the matters specifically addressed in such Ancillary Agreement.

Section 10.3 Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all fees, costs and expenses paid or incurred in connection with the Separation and the performance of this Agreement and any Ancillary Agreement, whether performed by a third-party or internally, will be paid by the party incurring such fees or expenses, whether or not the Separation is consummated, or as otherwise agreed by the parties.

Section 10.4 Amendment and Modification. This Agreement and the Ancillary Agreements may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.5 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to WMB or any other WMB Entity, to:

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Facsimile: 918-573-1807

E-mail: craig.rainey@williams.com

(ii)	if to WPX or any other WPX Entity, to:

WPX Energy, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Facsimile: 918-573-5942

E-mail: james.bender@williams.com

Section 10.7 Interpretation. When a reference is made in this Agreement to a Section, Article, or Exhibit such reference shall be to a Section, Article, or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “day” when used in this Agreement shall mean “calendar day,” unless otherwise specified.

Section 10.8 Entire Agreement. This Agreement and the Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof. None of this Agreement or any of the Ancillary Agreements shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby and thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder. Notwithstanding any oral agreement or course of action of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.9 No Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any WMB Indemnitee or WPX Indemnitee in their respective capacities as such, nothing in this Agreement or the Ancillary Agreements, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement or the Ancillary Agreements.

Section 10.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Oklahoma, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Oklahoma.

Section 10.11 Submission to Jurisdiction. Except as otherwise specifically provided in any Ancillary Agreement, with respect to any suit, action or proceeding relating to this Agreement or any Ancillary Agreement (a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the state and federal courts located in Tulsa County, Oklahoma; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; and (c) consents to the service of process at the address set forth for notices in Section 10.6; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law.

Section 10.12 Assignment. Except as specifically provided in any Ancillary Agreement, none of this Agreement, any of the Ancillary Agreements, or any of the rights, interests or obligations hereunder or thereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. If any party (or any of its successors or permitted assigns) (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and/or assets to any Person, then, and in each such case, the party (or its successors or permitted assigns, as applicable) shall ensure that such Person assumes all of the obligations of such party (or its successors or permitted assigns, as applicable) under this Agreement and all applicable Ancillary Agreements.

Section 10.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement and the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement or the Ancillary Agreements is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement or the Ancillary Agreements shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.14 Waiver of Jury Trial . EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.15 Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.16 Facsimile Signature . This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

THE WILLIAMS COMPANIES, INC.

By:
Name: Title:

WPX ENERGY, INC.

By:
Name: Title:

[Signature Page to Separation and Distribution Agreement]

Exhibit A

Contributed Entities

(such entities are held 100% by WPX Energy, Inc.

or its subsidiaries unless otherwise noted)

WPX Energy, Inc.

Williams Production Holdings LLC

Williams Production Ryan Gulch LLC

Williams Production RMT Company LLC

Fort Union Gas Gathering, L.L.C. (11.11%)

Bison Royalty LLC

Barrett Resources International Corporation

Dakota-3 E&P Company, LLC

D-3 Van Hook Gathering Services, LLC

Williams Production Company, LLC

Williams Production Rocky Mountain Company

Williams Production Mid-Continent Company

Williams Arkoma Gathering Company, LLC

Williams Production Keystone LLC

WPX Gas Resources Company

Williams Production Appalachia LLC

Williams Marcellus Gathering LLC

Diamond Elk, LLC

RW Gathering, LLC (50%)

Mockingbird Pipeline, L.P.

Williams Production — Gulf Coast Company, L.P.

WPX Enterprises, Inc.

WPX Energy Marketing, LLC

Northwest Argentina Corporation

Williams International Oil & Gas (Venezuela) Limited

WPX Energy Services Company, LLC

WPX Energy Marketing Services Company, LLC

[Exhibit A to Separation and Distribution Agreement]

Schedule 2.5(b)(v)

Surviving Agreements

1.	Gas Supply Fee Agreement by and between WPX Energy Marketing, LLC and Williams Energy (Canada), Inc. dated November 18, 2009

2.	ISDA 2002 Master Agreement by and between WPX Energy Marketing, LLC and Williams Energy (Canada), Inc. dated January 1, 2009, along with each transaction thereunder

3.	ISDA 2002 Master Agreement by and between WPX Energy Marketing, LLC and Williams Olefins, L.L.C. dated August 1, 2006, along with each transaction thereunder

4.	Side Letter Regarding Assignment, Assumption and Amendment of Aircraft Lease (S/N 750-0266) and Guarantee (S/N 750-0266), by and between WMB and WPX dated as of November 30, 2011

5.	Data Center Services Agreement dated December 28, 2011 between WPX Energy, Inc. and Williams Information Technology, Inc.

6.	Real Estate Services Agreement dated December 28, 2011 between WPX Energy, Inc. and Williams Headquarters Building Company

7.	Building Services Agreement dated December 28, 2011 between WPX Energy, Inc. and The Williams Companies, Inc.

8.	Credit Reimbursement Agreement (Legacy Positions) by and between WPX Energy Marketing, LLC and Williams Merchant Services Company, LLC dated December 31, 2011

9.	Deferred Assignment and Interim Management Agreement (WECI), made and entered into effective as of December 15, 2011, by and between Williams Energy (Canada), Inc. and WPX Energy Marketing, LLC

[Schedule 2.5(b)(v) to Separation and Distribution Agreement]

Schedule 7.3

Contracts Excluded From Indemnification

WGM Legacy Agreements with Current Deal Ending Date

Max of Maturity Date
Contract Type	Ext Legal	Deal #	Expiration
Broker Agreement (Exchange Cleared)	BNPPARIBCOMMOFUTURINC- LE	21358	12/31/2011
		21359	12/31/2011
		21363	6/30/2011
		21364	12/31/2011
		21365	12/31/2011
		21366	12/31/2011
		21367	12/31/2011
		21368	12/31/2011
		21369	12/31/2011
		21383	6/30/2011
		21384	3/31/2011
		21386	6/30/2011
		21434	3/31/2011
		21436	3/31/2011
		21445	6/30/2011
		21446	9/30/2011
		21906	12/31/2011
		21909	12/31/2011
		21911	12/31/2011
		21912	12/31/2011
		21920	12/31/2011
		21923	12/31/2011
		21930	12/31/2011
		21945	12/31/2013
		21956	12/31/2013
		21958	10/31/2011
		21964	10/31/2011
		21965	10/31/2011
		21976	3/31/2011
		21977	3/31/2011
		21981	10/31/2011
		21982	10/31/2011
		21983	3/31/2011
		21984	3/31/2011
		21985	3/31/2011
		24008	12/31/2012
		24009	12/31/2012
		24010	12/31/2012
		24011	12/31/2012
		24014	12/31/2012
		24015	12/31/2012
		24016	12/31/2012

[Schedule 7.3 to Separation and Distribution Agreement]

		24017	12/31/2012
		24053	12/31/2012
		24054	12/31/2012
		24055	12/31/2012
		24056	12/31/2012
		24057	12/31/2012
		25677	12/31/2012
		25683	12/31/2012
		25696	12/31/2012
		25697	12/31/2012
		25698	12/31/2012
		27181	12/31/2012
		27182	12/31/2012
		27185	12/31/2012
		27186	12/31/2012
		27330	12/31/2011
		27606	12/31/2012
		27681	12/31/2012
		28950	12/31/2012
		29177	12/31/2012
		36432	3/31/2012
		36433	3/31/2012
		37318	3/31/2013
		37319	3/31/2013
		37320	3/31/2013
		37381	10/31/2012
		37382	10/31/2012
		37469	3/31/2012
		37651	3/31/2013
		37652	10/31/2013
		38606	3/31/2012
	BNPPARIBCOMMOFUTURINC - LE Total		12/31/2013
Broker Agreement (Exchange Cleared) Total			12/31/2013
ISDA (OTC Financial)	BARCLAYSBANKPLC - LE	20961	12/31/2012
		20962	12/31/2011
		20963	12/31/2012
		21015	12/31/2011
		21016	12/31/2011
		21042	10/31/2011
	BARCLAYSBANKPLC - LE Total		12/31/2012
	CITIGROUPENERGYINC - LE	20954	12/31/2012
		21043	3/31/2011
	CITIGROUPENERGYINC - LE Total		12/31/2012
	ELPASOMARKECOMPALLC - LE	20930	12/31/2015
		20931	12/31/2015
		20932	12/31/2013
		20933	12/31/2013
		20942	12/31/2012
		20949	12/31/2012

[Schedule 7.3 to Separation and Distribution Agreement]

	ELPASOMARKECOMPALLC - LE Total		12/31/2015
	JPMORGAVENTUENERGCORPO - LE	20969	6/30/2011
		20972	6/30/2011
		20998	12/31/2011
		21031	6/30/2011
	JPMORGAVENTUENERGCORPO - LE Total		12/31/2011
	LOUISDREYFENERGSERVILP - LE	21003	12/31/2011
		21004	12/31/2011
		21025	12/31/2013
	LOUISDREYFENERGSERVILP - LE Total		12/31/2013
	MERRILYNCHCOMMOINC - LE	20970	3/31/2011
	MERRILYNCHCOMMOINC - LE Total		3/31/2011
	MORGASTANLCAPITGROUPINC - LE	20943	12/31/2011
		20944	12/31/2012
		21001	12/31/2011
		21002	12/31/2011
		33489	3/31/2011
	MORGASTANLCAPITGROUPINC - LE Total		12/31/2012
ISDA (OTC Financial) Total			12/31/2015
Master Buy/Sell	EQUILONENTERPRISESLLC - LE	20559	6/30/2011
	EQUILONENTERPRISESLLC - LE Total		6/30/2011
Master Buy/Sell Total			6/30/2011
Grand Total			12/31/2015

[Schedule 7.3 to Separation and Distribution Agreement]

Schedule 7.3(d)

California Gas Marketing Proceedings

Case	Jurisdiction	Williams Entities Named

San Diego Gas & Electric Company v. Sellers of Energy and Ancillary Services	FERC Docket No. EL00-95-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, Inc.

Investigation of Practices of the California Independent System Operator and the California Power Exchange	FERC Docket No. EL00-98-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, Inc.

Puget Sound Energy v. Sellers of Energy and Ancillary Services	FERC Docket No. EL01-10-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, nc.

California Independent System Operator	FERC Docket No. ER03-746-000	The Williams Companies, Inc.; Williams Power Company, Inc.

Investigation of Anomalous Bidding Behavior and Practices in Western Markets	FERC Docket No. IN03-10-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, Inc.

Fact-Finding Investigation Into Possible Manipulation of Electric and Natural Gas Prices	FERC Docket No. PA02-2-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, Inc.

State of California, ex rel. Bill Lockyer, Attorney General, v. British Columbia Power Exchange Corp.	FERC Docket No. EL02-71-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, Inc.

[Schedule 7.3(d) to Separation and Distribution Agreement]

Schedule 7.3(e)

Gas Price Indices Proceedings

Case	Jurisdiction	Williams Entities Named
In re: Western States Wholesale Natural Gas Antitrust Litigation, MDL 1566	District of Nevada (Judge Pro), Base Case File No. CV-S-03-1431-PMP (PAL)	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

Arandell Corporation, et al. v. Xcel Energy, Inc. et al.	Wisconsin (Consolidated in to the above MDL 1566 matter) Case No. 02:07-CV-1019-PMP -PAL	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

New Page Wisconsin System, Inc. v. CMS Resource Management Company et al.	Wisconsin (Consolidated in to the above MDL 1566 matter) Case No.: CV-S-09-0915-PMP (PAL)	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

Breckenridge Brewery of Colorado, LLC, et al. v. ONEOK, Inc., et al.	Colorado (Consolidated in to the above MDL 1566 matter) Case No. 2:06-CV-01351-PMP-PAL	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

Heartland Regional Medical Center, et al. v. ONEOK, Inc., et al.	Missouri (Consolidated in to the above MDL 1566 matter) Case No. 02:07-CV-00987-PMP-PAL	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

J.P. Morgan Trust Company v. ONEOK, In., et al.	Kansas (Consolidated in to the above MDL 1566 matter) Case No. 02:05-CV-01331-PMP-PAL	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

Learjet, Inc., et al. v. ONEOK, Inc., et al.	Kansas (Consolidated in to the above MDL 1566 matter) Case No. 02:06-CV	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

Scott Thompson Indemnification Claim	Not yet filed. Demand letter dated 12/28/10	The Williams Companies, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

[Schedule 7.3(e) to Separation and Distribution Agreement]